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                                                                     Exhibit (l)

          [Skadden, Arps, Slate, Meagher & Flom (Illinois) letterhead]

                                October 27, 2000

Van Kampen High Yield & Total Return Fund
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181-5555

Van Kampen High Income Corporate Bond Fund
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181-5555

Ladies and Gentlemen:

          We have acted as counsel to Van Kampen High Yield & Total Return Fund (the "Target Fund"), a series of Van Kampen Series Fund, Inc. (the "Series Fund"), an open-end management investment company organized as a Maryland corporation, in connection with the acquisition (the "Acquisition") by Van Kampen High Income Corporate Bond Fund (the "Acquiring Fund"), an open-end management investment company organized as a Delaware business trust, of all of the assets of the Target Fund in exchange solely for full and fractional Class A, B and C Shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Target Fund and the subsequent liquidation of the Target Fund pursuant to the Agreement and Plan of Reorganization, dated October 27, 2000, between the Series Fund, on behalf of the Target Fund, and the Acquiring Fund (the "Agreement"). You have requested our opinion regarding whether the Acquisition will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

          In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the Prospectus/Proxy Statement (prepared with respect to the Acquisition) (the "Joint Proxy/Prospectus") and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Acquisition will be consummated in accordance with the Agreement, the Joint Proxy/Prospectus and such other documents, certificates and records and that statements as to factual matters contained in such documents are correct and will continue to be correct through the Closing Date. In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Target Fund and the Acquiring Fund and have assumed that such statements and representations are correct and will continue to be correct through the Closing Date without regard to any qualification as to knowledge or belief.

          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

          In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions.

          On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Acquisition will be treated as a reorganization within the meaning of Section 368(a) of the Code.

          Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose.

                          Very truly yours,


                          /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)